Exhibit 10.1

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

between

SP HOLDINGS, LLC

and

SANCHEZ PRODUCTION PARTNERS LP

Dated as of

March 6, 2015

Table of Contents

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This Amended and Restated Shared Services Agreement (this “Agreement”), dated as of March 6, 2015 (the “Amendment Date”), is made by and between SP HOLDINGS, LLC, a Texas limited liability company (“Manager”), and Sanchez Production Partners LP, a Delaware limited partnership (“Company,” and, together with Manager, each a “Party” and together the “Parties”), on Company’s own behalf and on behalf of its direct and indirect Subsidiaries (as defined below).

RECITALS:

WHEREAS, Sanchez Production Partners LLC (f/k/a Constellation Energy Partners LLC) and Manager entered into that certain Shared Services Agreement, dated May 8, 2014 (the “Original Agreement”), pursuant to which Manager has been providing certain management and general and administrative support services to Company.

WHEREAS, effective as of the Amendment Date, Company converted from a limited liability company to a limited partnership.

WHEREAS, Company wishes for Manager to continue providing certain management and general and administrative support services to Company and Manager wishes to provide such management and services to Company as provided herein.

WHEREAS, Manager has determined that its execution, delivery and performance of this Agreement may reasonably be expected to benefit Manager, directly or indirectly, and is in the best interests of Manager.

WHEREAS, Sanchez Oil & Gas Corporation has provided, accordance with its terms, a guarantee of the obligations of Manager under the Original Agreement, which is applicable to this Agreement.

WHEREAS, Company has determined that its execution, delivery and performance of this Agreement may reasonably be expected to benefit Company, directly or indirectly, and is in the best interests of Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

Section 1.Definitions.    Capitalized terms used in this Agreement shall have the following meanings:

“Accounts” shall have the meaning set forth in Section 3(l).

“Acquisition Expenses” means any and all reasonable, documented costs, fees and expenses, including, without limitation, legal fees and expenses, travel and communications expenses, financial advisory fees, brokerage fees, costs of appraisals, engineering fees and expenses, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence (including, without limitation, title, environmental and similar due diligence), in each case incurred by Manager or any of its Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Asset Acquisition, whether or not acquired.

“Acquisition Information” means any and all information provided by or on behalf of Manager in the performance of the Services relating to potential Asset Acquisitions.

“Administrative Fee”  means the administrative fee (as determined by SOG from time to time in its discretion) payable by Manager to SOG equal to 5.00% of SOG’s Overhead Costs, excluding SOG’s third party out-of-pocket costs with respect to non-Affiliates, or such other amount as is approved by Company.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For the purposes of this Agreement, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.  Notwithstanding the foregoing, solely for the purposes of this Agreement, Company and its Subsidiaries will be deemed not to be Affiliates of Manager or SOG, and vice versa.

“Agreement” shall have the meaning set forth in the Preamble.

“Approved Budget” shall have the meaning set forth in Section 3(h)(i).

“Asset Acquisition” means any direct or indirect acquisition or proposed acquisition by Company or any of its Subsidiaries of Oil and Gas Properties or Qualified Assets or, if Manager provided Services in connection therewith, Joint Ventures, in each case, whether by asset purchase, merger, operation of law, Joint Venture, or otherwise.

“Asset-Based Fee” shall have the meaning set forth in Section 5(a).

“Asset-Based Fee Base” means the amount, calculated as of each Calculation Date, equal to (i) the sum of (a) the future net revenue, discounted at 10%, of Company’s and its Subsidiaries’ estimated proved reserves for Oil and Gas Properties calculated as of such Calculation Date using forward pricing as provided by a market participant or market pricing information service and indicative of the general market for the relevant commodities without regard to liquidity, as selected by Manager in its reasonable discretion, and (b) the value as of such Calculation Date of all assets of Company and its Subsidiaries other than proved reserves for Oil and Gas Properties, in each case at such value as may be mutually agreed by Company and Manager, or in the event of a dispute, by an Independent Appraiser, in each case subject to Section 5(h), minus (ii) the value as of such Calculation Date of the Midcon Assets, as such value is calculated consistent with the methodology in clause (i)(a) above, subject to Section 5(h).

“Asset Disposition” means any direct or indirect disposition or proposed disposition by Company or any of its Subsidiaries of Oil and Gas Properties or Qualified Assets or, if Manager

provided Services in connection therewith, Joint Ventures, in each case, whether by asset sale, merger, operation of law, Joint Venture, or otherwise (other than sales of Hydrocarbons produced from the Properties in the ordinary course of business).

“Board”  means the “Board of Directors” as defined in the LP Agreement, or a committee thereof, as applicable.

“Business Day” means a day other than a Saturday, Sunday or other day that banks in Houston, Texas are required or authorized by law to close.

“Calculation Date” means March 31, June 30, September 30 and December 31 of each year.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Manager to any Person or group of Affiliated Persons other than Permitted Holders; or (ii) the consummation of any transaction (including, without limitation, any merger, consolidation or other business combination transaction) the result of which is that any Person or group of Affiliated Persons other than Permitted Holders become the beneficial owner of more than 50% of the Voting Securities of Manager, measured by voting power rather than number of shares, units or the like.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Company” shall have the meaning set forth in the Preamble.

“Company Contractual Obligation”  means any contract or agreement to which Company or any Subsidiary is a party or by which their respective assets are bound.

“Commission” means the Securities and Exchange Commission or any successor Governmental Authority.

“Confidential Information” means all nonpublic or confidential information (i) furnished to Manager or its representatives by or on behalf of Company or (ii) prepared by Company (and disclosed to Manager) or, at the direction of the Board, by Manager or its Affiliates for Company in the performance of Services utilizing the information referred to in clause (i) (in each case, irrespective of the form of communication and whether such information is furnished on or after the Effective Date).

“Contract Operating Agreement” means that certain Contract Operating Agreement dated as of the Effective Date, by and between SOG and Company (as it may be amended, restated, supplemented or otherwise modified from time to time).

“Contract Purchase Price” means the total consideration, including, without limitation, any “carried interest” consideration or deferred or “earn-out” payments, when paid by Company or any of its Subsidiaries or Joint Ventures in connection with any Asset Acquisition.  With respect to any Asset Acquisition that consists, in whole or in part, of the contribution to or acquisition by Company or any of its Subsidiaries or Joint Ventures of Oil and Gas Properties or Qualified Assets in consideration for equity interests of Company, its Subsidiaries or Joint Ventures, such equity interests shall be determined to have the value (implicit or explicit) agreed upon in the contract relating to such Asset Acquisition or, if such value is not determinable, the fair market value mutually agreed by the Board and Manager, or, in the event of a dispute, by an Independent Appraiser, in each case subject to Section 5(h).  In the event Company or any of its Subsidiaries enters into a Joint Venture or the Asset Acquisition is effected through a Joint Venture, the Contract Purchase Price shall be deemed equal to (A) the JVI, multiplied by (B) the greater of (i) the amount determined in accordance with the preceding two sentences and (ii) the fair market value of the Oil and Gas Properties and Qualified Assets held or to be held by the Joint Venture at the relevant closing date, as mutually agreed by the Board and Manager, or, in the event of a dispute, by an Independent Appraiser, in each case subject to Section 5(h).

“Contract Sales Price” means the total consideration, including, without limitation, any “carried interest” consideration or deferred or “earn-out” payments when received by Company or any of its Subsidiaries or Joint Ventures in connection with an Asset Disposition.  With respect to any Asset Disposition that consists, in whole or in part, of the receipt by Company or any of its Subsidiaries or Joint Ventures of non-cash consideration, such non-cash consideration shall be determined to have the fair market value mutually agreed by the Board and Manager, or, in the event of a dispute, by an Independent Appraiser, in each case subject to Section 5(h).

“Contribution Agreement” means that certain Contribution Agreement, dated August  9, 2013, between SEPI and Company.

“COPAS” shall have the meaning set forth in the Contract Operating Agreement.

“Development Activities” means all operations and activities related to the development of the Properties, including, without limitation, the drilling of any Development Wells, recompletions, workovers and operations subsequent to a well reaching its objective depth on any Lease or other prospect held by Company or its Subsidiaries and related proposals, activities and operations required to commence and sustain production from such well(s), including, without limitation, the design, fabrication or other acquisition, and installation, of a related development system.

“Development Well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Disposition Expenses” means any and all reasonable, documented costs, fees and expenses incurred by Manager or any of its Affiliates in connection with any Asset Disposition, whether or not sold or otherwise disposed of, including, without limitation, legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, engineering fees and expenses, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Draft Budget” shall have the meaning set forth in Section 3(h)(i).

“Effective Date” means May 8, 2014.

“Emergency” means any sudden or unexpected event which causes, or risks causing, (a) substantial damage to any Property or the property of a third party, (b) death of or injury to any Person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (d) safety concerns associated with continued operations or (e) non-compliance with applicable Legal Requirements, in each case which event is of such a nature that a response cannot, in the reasonable discretion of Manager, await the decision of the Board or Officers, as appropriate.

“Equity Election Notice” is defined in Section 5(f)(ii).

“Financing” means any form of financing obtained or incurred by Company or any of its Subsidiaries or, if Manager provided Services in connection therewith, Joint Ventures, including in connection with any Asset Acquisition, and including, without limitation, by the issuance of any debt or equity securities or the incurrence of Loans, or the assumption by Company or any of its Subsidiaries or Joint Ventures of any debt or equity securities or Loans.

“General Partner” means the “General Partner” as defined in the LP Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies).

“Hydrocarbons” means crude oil, natural gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, without limitation, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“Independent Appraiser” means an independent investment bank or appraisal firm with no prior material relationship with either Party or its Affiliates that has experience valuing Oil and Gas Properties or Qualified Assets or other assets or securities as may be at issue, as applicable.  If the Parties are unable to agree on an Independent Appraiser within 15 days after a matter is to have been submitted to an Independent Appraiser or within 15 days after the Parties are unable to reach agreement on any other relevant matter relating to valuation,  as applicable, within seven days after the end of such 15 day period, each Party shall submit the names of three Independent Appraisers, and each Party shall be entitled to strike one name from the other Party’s list of firms, and the Independent Appraiser shall be selected by lot from the remaining firms.  Such Independent Appraiser shall submit to the Parties a written report within 30 days of its engagement setting forth such determination.  Unless otherwise expressly specified in this Agreement, the fees and expenses of such Independent Appraiser shall be borne equally by Company and Manager.  Prior to any such determination, amounts due to Manager under this

Agreement shall nevertheless be paid when otherwise due or required to be paid hereunder (or deposited into the Accounts for withdrawal by Manager when so required), subject to the provisions of Section 5(h).

“JOA” means: (i) with respect to Properties upon which SOG is the “Operator” under the terms of the Contract Operating Agreement, the “JOA Form”, as such terms are defined therein; and (ii) with respect to Properties which are being developed, managed and operated by a “Third Party Operator”, the “Third Party JOA”, as such terms are defined in the Contract Operating Agreement.

“Joint Venture” means any partnership, limited partnership or other arrangements (in each case, that is not a Subsidiary) with a Person(s) other than Company or any Subsidiary in which Company or any Subsidiary is or will be a member, partner or co-venturer and which is established to own, operate or develop Oil and Gas Properties or Qualified Assets.

“JVI” means the direct or indirect ownership percentage in the Joint Venture held directly or indirectly by Company or any of its Subsidiaries.  For purposes of this definition, “ownership percentage” shall be the percentage of capital stock, membership interest, partnership interest or other equity interests held by Company or any of its Subsidiaries, without regard to classification of such equity interests.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation (or official interpretation of any of the foregoing) of, and the terms of any Permit, in each case to which such Person is subject.

“License Agreement” means that certain Geophysical Seismic Data Use License Agreement, dated as of the Effective Date, among SOG, Company and certain Subsidiaries of Company as identified therein (as it may be amended, restated, supplemented or otherwise modified from time to time).

“Licensing Expenses” means any amount determined by SOG and/or Manager, from time to time, as payable by Company hereunder for its rights and benefits under the License Agreement, including, without limitation, for Company’s ability to access, or Manager’s and/or SOG’s ability to use for Company’s benefit, as the case may be, seismic data, well logs, LAS files, well documents, and interpretive geologic software and information systems.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale, agreement, synthetic lease or other title retention agreement).

“LLC Agreement” means the Limited Liability Company Agreement of General Partner, dated as of March 2, 2015 (as it may be amended, restated, supplemented or otherwise modified from time to time).

“Loan(s)” means any indebtedness or obligation in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit, volumetric production payments, or similar instruments, including, without limitation, secured loans and mezzanine loans.

“Losses” means losses, liabilities, claims (including, without limitation, third party claims), demands, suits, causes of action, judgments, awards, damages, interest, fines, fees, penalties, costs and expenses (including, without limitation, all reasonable attorneys’ fees and other costs and expenses incurred in defending any such claims or other matters or in asserting or enforcing any indemnity obligation under Section 8)  of whatsoever kind and nature.

“LP Agreement” means the Agreement of Limited Partnership of Company, dated as of the Amendment Date (as it may be amended, restated, supplemented or otherwise modified from time to time).

“Management Fee” shall have the meaning set forth in Section 5(b).

“Manager” shall have the meaning set forth in the Preamble.

“Manager Confidential Information” means any and all Acquisition Information or any other nonpublic or confidential information provided by or on behalf of Manager in the performance of the Services, including under Section 5(e) (in each case irrespective of the form of communication and whether such information is furnished on or after the Effective Date).

“Manager Party” shall have the meaning set forth in Section 8(a).

“Material Transaction” means any material transaction that requires the approval of the Board pursuant to Company’s Delegation of Financial Authority as approved by the Board from time to time.

“Midcon Assets” means those assets, owned as of the relevant Calculation Date by Company or its Subsidiaries, identified as the Cherokee Basin Properties in the reserve report prepared by Netherland, Sewell & Associates, Inc., describing the estimated proved reserves and future revenue, as of December 31, 2013, of Company and its Subsidiaries.

“Notice” and “Notify” shall have the meaning set forth in Section 13.

“Officers” shall have the meaning set forth in Section 2(b).

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under or attributable to the foregoing, in each case relating to Hydrocarbons.

“Original Agreement” shall have the meaning set forth in the Recitals.

“Overhead Costs” means, with respect to a Person, such Person’s costs of providing the Services, allocated in accordance with such Person’s regular and consistent accounting practices, including, without limitation, (i) Acquisition Expenses, (ii) Disposition Expenses, (iii) Licensing Expenses, (iv) direct costs, (v) indirect administrative costs, (vi) the allocable portion of salary, bonus, and incentive compensation, (vii) costs and expenses which are paid or to be paid to employees of such Person or its Affiliates or other Persons in connection with the termination or expiration of this Agreement or the reduction or modification of Services (as determined by such Person in its sole discretion), and (viii) other amounts paid to Persons who provide Services; provided, however, that with respect to Manager, Overhead Costs include, without limitation, the Administrative Fee and any amounts payable by Manager to SOG or any other Person in connection with the provision of Services hereunder, except as provided in Section 4(e) or Section 4(f).

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority.

“Permitted Holder” means (i) Antonio R. Sanchez, III, A.R. Sanchez, Jr. or any member of Manager as of the Effective Date, (ii) any spouse or descendant of any individual named in (i), (iii) any other natural person who is related to, or who has been adopted by, any such individual or such individual’s spouse referenced in (i)-(ii) above within the second degree of kinship, or (iv) any Person controlled, directly or indirectly, by any of the Persons referenced in clauses (i)-(iv) above, individually or collectively by one or more of such Persons.

“Permitted Investment” means (a) any evidence of indebtedness, maturing not more than one year after such time, issued or guaranteed by a  Governmental Authority of the United States, (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by a corporation (other than an Affiliate of Manager) organized under the laws of any state of the United States or of the District of Columbia and rated A-l by Standard & Poor's Ratings Group, or any successor thereto, or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by a commercial banking institution that is a member of the U.S. Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Permitted Liens”  means any of the following: (i) any Liens permitted or contemplated by the terms and conditions of this Agreement or that are customarily associated with the performance of the Services hereunder or services under any Related Contract; (ii) any Liens resulting or arising from, directly or indirectly, the failure of Company or any Subsidiary to pay any amounts owed by such Person to a third party, Manager or any of Manager’s Affiliates or to deposit funds in the Accounts when so required hereunder; (iii) Liens arising under operating agreements, unitization and pooling agreements and sales contracts in the ordinary course of business; (iv) materialman’s, mechanic’s, repairman’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business; and (v) any Liens arising in connection with real property or other taxes in the ordinary course of business.

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a Governmental Authority or any trustee, receiver, custodian or similar official.

“Properties” means, collectively, all Oil and Gas Properties, all Qualified Assets and all interests in other real and personal property used in the operation of Oil and Gas Properties or Qualified Assets which are, at the time in question, owned by Company or any of its Subsidiaries, including, without limitation, (A) all wellhead equipment, fixtures (including, without limitation, field separators and liquid extractors), platforms, pipe, casing, and tubing; (B) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and facilities; and (C) all tanks, machines, equipment, tools, dies, vessels and other facilities.

“Qualified Assets” means assets that (i) produce gross income that is at least 90% “qualifying income” as defined in Section 7704 of the Code, and the rules and regulations promulgated thereunder (the “Regulations”), or (ii) if owned by Company or its Subsidiaries or any Joint Venture, would not cause Company not to meet, for the then-current taxable year or future taxable years, the gross income requirements of Section 7704 of the Code and the Regulations, including for the avoidance of doubt, in each case, all Company, Subsidiary and Joint Venture assets owned by such Persons as of the Effective Date that do not otherwise qualify as Oil and Gas Properties.

“Records” shall have the meaning set forth in Section 5(e).

“Regulations” shall have the meaning set forth in the definition of Qualified Assets.

“Related Contracts” means any JOAs, contracts or agreements between Manager, SOG, SN or any of its respective Affiliates, on the one hand, and Company (or any Subsidiary of Company), on the other, relating to the Properties (other than a Sanchez PSA heretofore or hereafter entered into), whether relating to the operation or development of any of the Properties, or the drilling and completion of wells on the Properties, or the gathering, treating, storage, processing, compressing, transporting, and handling of Hydrocarbons produced from any of the Properties, or otherwise, including, without limitation, the Contract Operating Agreement, License Agreement and Transition Agreement.

“Sanchez PSA” means a purchase and sale agreement relating to the Properties between Company or any of its Subsidiaries, on the one hand, and SOG, SN or any of its respective Affiliates, on the other hand, including, without limitation, the Contribution Agreement.

“SEPI” means Sanchez Energy Partners I, L.P., a Delaware limited partnership.

“Services” shall have the meaning set forth in Section 3.

“SN” means Sanchez Energy Corporation, a Delaware corporation, or any successor in interest or assignee of its interests in any Related Contract.

“SOG” means Sanchez Oil & Gas Corporation, a Delaware corporation, or any successor in interest or assignee of its interests in any Related Contract.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Company.

“Transaction” means an Asset Acquisition, Asset Disposition or Financing.

“Transaction Advisory Fee” shall have the meaning set forth in Section 5(c).

“Transaction Value” means (a) in the case of an Asset Acquisition, the Contract Purchase Price of such Asset Acquisition, (b) in the case of an Asset Disposition, the Contract Sale Price of such Asset Disposition and (c) in the case of a Financing, (i) the aggregate gross proceeds raised by Company or any of its Subsidiaries or, if Manager provided Services in connection therewith, Joint Ventures, as the case may be, (ii) the principal amount of Loans incurred by Company or any of its Subsidiaries or, if Manager provided Services in connection therewith, Joint Ventures, as the case may be, or (iii) the principal amount outstanding under any debt securities or Loans assumed by Company or any of its Subsidiaries or, if Manager provided Services in connection therewith, Joint Ventures, as the case may be.    The Transaction Value allocable for a Joint Venture shall equal the product of (x)  the Contract Purchase Price, the Contract Sale Price or the gross proceeds or principal amount raised, incurred or assumed in a Financing, as applicable, and (y) the JVI.

“Transition Agreement” means that certain Transition and Assistance Agreement dated as of the Effective Date, by and between Manager, SOG and Company (as it may be amended, restated, supplemented or otherwise modified from time to time).

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person and (c) with respect to any limited liability company, membership certificates or interests representing the equity interests of such Person or, if such Person is manager-managed, having general voting power under ordinary circumstances to elect managers of such limited liability company.

Section 1.Management of Company.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, except as otherwise expressly provided in the LLC Agreement or LP Agreement and not in conflict with or in breach or violation of any other express provision of this Agreement:

(a)The business and affairs of Company shall be managed by or under the direction of the Board.

(b)The Board shall have the power and authority to appoint and dismiss such officers with such titles, authority, duties and compensation, if any, to be paid by General Partner or Company (but not, for the avoidance of doubt, Manager or any other non-Affiliate of Company), as determined by the Board (“Officers”).

(c)The authority and functions of the Board, on the one hand, and of the Officers, on the other, shall be specified in the LLC Agreement.

(d)Unless provided otherwise by resolution of the Board, the Officers shall have the titles, power, authority and duties described in the LLC Agreement.

(e)The Officers shall act on behalf of General Partner under this Agreement in overseeing the Services provided to Company pursuant to the terms of this Agreement.

Section 2.Management Services.  Manager shall, except to the extent Company and Manager otherwise mutually agree, (i) advise and consult with the Board regarding all aspects of Company’s development, operations and expansion, (ii) provide (or cause to be provided) management and technical expertise and consulting services for the development and implementation of the operational and financial plans of Company and its Subsidiaries and for strategic planning and decisions of Company and its Subsidiaries made by the Board, including, without limitation, the exploration and production activities with respect to the Properties, and (iii) provide (or cause to be provided) administrative support services to Company, including, without limitation, investor relations services, human resources and benefits administration services and general executive management, as necessary, useful or required for the operation of the business of Company and its Subsidiaries, as determined by Manager (collectively, the “Services”), including, without limitation, the following specific Services:

(a)Overhead Services.  Manager will provide all general and administrative overhead services and other general and administrative services to Company and its Subsidiaries, including, without limitation, using its commercially reasonable efforts, consistent with this Agreement, to provide support as reasonably requested by the Board and the Officers, in accordance with the terms and conditions of this Agreement, to enable the Board and Officers to fulfill their respective functions and duties to Company as contemplated by the LLC Agreement and the Delaware Limited Liability Company Act or any successor statute, including providing such reports as may be reasonably requested by the Board from time to time.

(b)Technical.  Manager will provide in-house geological, geophysical and reserve engineering services that are required to determine the optimum exploration, development and operation of the Properties, including, without limitation, the use and interpretation of any seismic data owned by, licensed to or otherwise available to Manager or Company relating to the Properties.

(c)Lease and Land Administration.  Manager will provide all necessary or useful Lease and land administration services to Company and its Subsidiaries, including, without limitation, administering all Leases and division orders, and maintaining all land, Lease and other related records, providing associated services, and paying rentals, shut-in payments and other Lease payments.

(d)Marketing and Sale of Hydrocarbons.  Manager will provide all marketing, gas control and contract administration services necessary or useful to sell the Hydrocarbons produced from the Properties on behalf of Company and its Subsidiaries and collect such proceeds as the agent of Company and its Subsidiaries.  Manager shall arrange for the marketing and sale of Hydrocarbons from the Properties and shall, among other things use commercially reasonable efforts to (i) collect all production funds from the purchasers of such Hydrocarbons,  (ii) arrange for the timely payment of severance taxes to any Governmental Authorities,  (iii) make timely payment to royalty owners and third party working interest owners, (iv) pay all required third party marketing fees and (v) remit to Company and its Subsidiaries their respective net proceeds from the sale of Hydrocarbons after making all necessary or appropriate allocations and distributions in connection with the receipt of such proceeds (including those payments referred to in clauses (ii), (iii) and (iv) above and as contemplated by Section 5(f)).  Payment of such net proceeds to Company shall be made by Manager promptly (and in any event within 10 Business Days) after revenues are received by Manager from the purchasers of Hydrocarbons and subsequently processed through Manager’s revenue allocation system.

(e)Accounting.  Manager will perform all revenue and joint interest accounting functions attributable to the Properties, including, without limitation:

(i)royalty and other lease payments,

(ii)payment of accounts payable,

(iii)collection of production proceeds,

(iv)computation and payment of severance and other taxes based on production,

(v)gas balancing, and

(vi)general ledger and financial reporting activities.

(f)Operations.  To the extent any Properties subject to development and operation are not subject to a JOA, Manager will enter into a JOA, or cause (on behalf of Company) a JOA to be entered into with respect to such Properties.

(g)Information Systems.  Manager, in its sole discretion, may utilize Company’s and its Subsidiaries’ existing computers and/or facilities or provide computer use and/or facilities necessary to manage and operate the Properties and maintain the records of Company and its Subsidiaries.

(h)Budgets and Forecasts.

(i)Budget.  At least 30 days before the beginning of each calendar year, Manager will prepare operating and capital budgets and forecasts for Company and its Subsidiaries (the “Draft Budget”).  The Draft Budget shall detail the Development Activities planned to be commenced during the relevant calendar year, which shall specify the amounts expected to be spent by Company during such calendar year to conduct such Development Activities, and to otherwise own its Properties and conduct its business during such calendar year.  The Board shall approve or reject the Draft Budget no later than 15 days prior to the start of the calendar year.  If the Board approves the Draft Budget, the Draft Budget shall be deemed the approved budget (the “Approved Budget”) for purposes of this Agreement, until revised in accordance with Section 3(h)(ii).    If the Board fails to approve a Draft Budget by the commencement of a calendar year, then until a Draft Budget for such calendar year is approved, the Approved Budget submitted by Manager and approved by the Board for the prior calendar year, if any, as adjusted for supplements to such Approved Budget attributable to any subsequent Asset Acquisition(s), including in respect of costs and expenses to the extent incurred pursuant to the contractual obligations of Company, and other costs and expenses approved as provided in this Agreement, together with appropriate cost of living / inflation adjustments, shall be the Approved Budget for the current calendar year until a new Approved Budget is adopted.

(ii)Approval of Additional Activities.  From time to time prior to the termination of this Agreement, Manager may present to the Board supplemental Development Activities or other activities that Manager proposes to be undertaken by Company and that are not included in the applicable Approved Budget for such calendar year, and revisions to a previously Approved Budget that Manager recommends be adopted by the Board.  If the Board approves such revised budget, the revised budget shall be deemed the Approved Budget as used in this Agreement.

(iii)Permitted Overruns.  Manager agrees to use its commercially reasonable efforts to conduct its activities and operations in accordance with the Approved Budget, if any, it being understood and agreed by the Parties that the Approved Budget is to be used as a guideline in conducting activities and operations and not as a limit on amounts payable to or by Manager hereunder; provided, however, that notwithstanding anything herein to the contrary, in no event shall Manager or any of its Affiliates be required to modify their respective method or manner of providing Services (including its method of allocating resources or employees) or reduce or modify the level of management and general and administrative support Services provided hereunder and whenever any provision of this Agreement or Approved Budget permits Manager to make an expenditure or conduct a Development Activity or other operation, or Manager is authorized under this Agreement or otherwise to take any action or to perform a Service, Manager will be permitted to make such expenditure, conduct such Development Activity or other operation, take such action or perform such Service notwithstanding that there is no Approved Budget for the relevant period (or no budgeted amounts therefor) or the aggregate or any individual expenditures during any Approved Budget period exceed the amount(s) set forth in the Approved Budget for such period for such Development Activity or other operation, action or Service, and Company shall be responsible for all costs and expenses associated therewith (including with respect to costs and expenses associated with Emergencies) in accordance with Section 5(b), subject to the provisions of Section 8;  provided, further, that notwithstanding anything herein to the contrary, Manager, SOG and their other Affiliates shall maintain sole and complete discretion with respect to the retention and dismissal of their respective employees, utilization of such employees to perform Services, and compensation determinations with respect to such employees and, to the extent any related costs and expenses are Overhead Costs, Company shall be responsible therefor in accordance with Section 5(b), subject to the provisions of Section 8.  For the avoidance of doubt, in no event shall Company be entitled to challenge or dispute any amounts payable hereunder on the grounds that Manager has not complied with this Section 3(h)(iii), unless any amount results from any Development Activities or operations on Company’s behalf (other than Emergencies, the general and administrative Services under this Agreement, and Development Activities and operations in accordance with the Approved Budget) that Company timely directed Manager in writing not to perform or cause to be performed (to the extent within Manager’s control), and such direction would not be in conflict with or cause Manager, an Affiliate of Manager, Company or any Subsidiary to violate or breach any Legal Requirement or contract to which Manager, an Affiliate of Manager, Company or any Subsidiary is a party or under which Manager or its Affiliates may be liable.

(i)Compliance.  Manager will take all actions, file all reports and notices and obtain all necessary Permits to cause the operations of Company and its Subsidiaries, including with respect to the Properties, to be in compliance with all applicable Legal Requirements in all material respects; provided, however, that Manager shall not be obligated to undertake any remedial or similar action in regard to such compliance unless Company has previously advanced or otherwise made available to Manager sufficient funds specifically for such use.

(j)Insurance.  Manager will arrange and maintain insurance policies (other than directors and officers liability insurance policies), subject to the terms hereof and, if applicable, the Contract Operating Agreement.

(k)Accounting.  Manager will maintain a general ledger with respect to the business and attendant accounting matters of Company and its Subsidiaries in accordance with, to the extent applicable, generally accepted accounting principles in all material respects.  Manager shall prepare or assist the Officers in preparing all annual reports, quarterly reports, current reports, proxy statements and other filings required to be filed with or furnished to the Commission by Company.

(l)Bank Accounts.  Manager will maintain and, to the extent required, open bank accounts on behalf of Company and its Subsidiaries (the “Accounts”).  Funds of Company held by Manager shall be employed or applied for the exclusive benefit of Company, except as otherwise provided herein.  Manager shall invest any cash held on behalf of Company only in Permitted Investments and shall hold all such Permitted Investments and any cash in trust on behalf of Company, except as otherwise provided herein.

(m)Acquisition, Disposition and Financing Services.  Manager will assist Company in connection with Transactions; provided, however, that Manager shall not enter into any agreements with respect to such Transactions without first obtaining approval of the Board or Officers, as appropriate.  No Services shall be required to be rendered by Manager in connection with a Transaction which Manager determines, in its sole discretion, would result in a violation of Legal Requirements or require a Permit not then in the possession of Manager.

(n)Outside Professionals and Other Persons.  Manager will coordinate with and assist the Officers to manage and supervise the outside accountants and attorneys of Company and coordinate the annual audit of Company’s books and records and the preparation of Company’s tax returns (but subject in any event to the ultimate authority of the Board or Officers, as appropriate).  It is understood and agreed by Company that certain of the Services may be provided directly or indirectly by other Persons, including SOG pursuant to the Contract Operating Agreement or otherwise.  Notwithstanding the foregoing, a Management Fee shall be payable hereunder for all such Services, to the extent that such payment is not duplicative of any payments made under the Contract Operating Agreement, License Agreement or a Related Contract, but subject in all cases to Manager’s right to charge the Administrative Fee for all such Services (to the extent performed by SOG), including, without limitation, those performed under the Contract Operating Agreement or other Related Contracts.

Section 3.Performance and Authority.

(a)Standard of Care.  Manager shall provide the Services in a manner consistent with management and administrative practices that it provides to other Persons or would provide for itself in the performance of services similar to the Services.    To the extent that Manager is permitted to arrange for contracts with third parties for goods and services in connection with the provision of Services, Manager shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.  In the course of providing the Services, Manager shall use commercially reasonable efforts not to cause any Lien to be imposed upon any of the Properties arising from the provision of Services under this Agreement except as approved by the Board or Officers, as appropriate, and Permitted Liens.

(b)Independent Contractor Relationship.  With respect to its performance of the Services, Manager is an independent contractor, with the authority to control, oversee and direct the performance of the details of, and the means and manner of performance of, the Services free of control and supervision by Company,  Company having contracted herein solely for the result of such Services.  Neither Manager nor any Person used or employed by Manager shall be deemed for any purpose to be the employee or servant of Company or any of its Subsidiaries in performance of any work or services, or any part thereof, under this Agreement.  Without limiting the foregoing, Manager, to the extent applicable when providing Services on behalf of Company and its Subsidiaries, shall (i) maintain proper books and records that show the assets, liabilities and transactions of Company and its Subsidiaries separate from those of any other Person and prepare financial statements of Company and its Subsidiaries in the same manner, (ii) not commingle the funds received by Manager on behalf of Company and its Subsidiaries with any other Person’s funds, including those of Manager or its Affiliates, except to the extent production funds are received by Manager prior to remitting proceeds to royalty owners, working interest owners, and Company or as otherwise contemplated by this Agreement, and (iii) maintain separate bank accounts belonging only to, or maintained by, Company and its Subsidiaries, subject to Section 5(f) and Section 5(g).  Nothing in this Agreement shall prohibit Manager and Company from acknowledging to third parties their status as Parties to this Agreement.

(c)No Joint Venture or Partnership.  This Agreement is not intended to and shall not be construed as creating a joint venture, partnership or other association between Company and Manager within the meaning of the common law or under the laws of any state.

(d)Company Information.  It is contemplated by the Parties that, during the term of this Agreement,  Company will be required to provide certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement.  Manager shall be permitted to rely on any information or data provided by Company to Manager in connection with the performance of its duties and provision of Services under this Agreement.

(e)Performance of Services by Third Parties.  Subject to the discretion of the Board or Officers, as appropriate, regarding the retention and dismissal of any Person under (i) – (iv) below, the Parties understand and agree that Manager is authorized in the performance of the Services to engage or retain, as agent on Company’s behalf, any necessary third party, including, without limitation, consultants, advisers, accountants, auditors and attorneys, including, without limitation:

(i)reserve engineering consultants or advisers for preparation of reserve engineering reports (but subject in any event to the ultimate authority of the Board);

(ii)accountants and auditors for preparation of financial reporting and information and tax returns (but subject in any event to the ultimate authority of the Board);

(iii)attorneys for issues related directly to the business of Company; and

(iv)any agreements with purchasers of Hydrocarbon products produced from the Properties or providers of transportation services for such production.

Company shall reimburse Manager for any costs and expenses arising from or related to such engagement or retention that have been paid with funds of Manager rather than funds of Company or its Subsidiaries.  Any and all payments made to Manager for reimbursements incurred pursuant to this Section 4(e) shall be in addition to, and not considered to be a part of, the Overhead Costs included in calculating the Management Fee to be paid in accordance with Section 5(b).  For the avoidance of doubt, payments to SOG, SN or any Affiliate of SOG, Manager or SN in connection with this Agreement or a Related Contract shall not be deemed incurred pursuant to this Section 4(e).

(f)Accounts Receivable.  The Parties understand and agree that Manager or an Affiliate thereof, in the performance of the Services, may incur accounts receivable in connection with the management of Properties hereunder or under the Contract Operating Agreement or Related Contract, to the extent Company has operations thereon and non-working interest owners are billed with respect thereto.  In such event, Company shall be billed for such amounts in accordance with the procedures set forth in Section 5(f) and receive credit therefor if and to the extent that third parties remit payment for such amounts to Manager or such Affiliate directly.  Other than to the extent due to the gross negligence, willful misconduct or fraudulent conduct of Manager, in no event will Manager or any Affiliate have any liability for any amounts that are not collected from such third parties.  Any and all payments made to Manager or an Affiliate thereof for reimbursements incurred pursuant to this Section 4(f) shall be in addition to, and not considered to be a part of, the Management Fee to be paid in accordance with  Section 5(b).

(g)Dealing with Company Assets.  Without limiting any other powers or duties of Manager provided in this Agreement, Manager is hereby authorized, in Company’s name and on its behalf or in the name of Manager but subject to the terms of this Agreement, to execute, deliver, accept, assign, amend, extend, terminate, license or release (all of the foregoing, either manually or electronically), in the ordinary course of Company’s business:

(i)for Company, contracts for the purchase of goods or services wholly or partially including, without limitation, purchase contracts, localization documents, purchase orders, releases for goods or services, licensing agreements or letters of intent or memoranda of understanding associated with negotiations for contracts for the purchase of goods or services;

(ii)certificates, licenses and reports of any nature and permits and other governmental authorizations of any kind and documents related thereto; and

(iii)site access agreements and other documents customary or advisable associated with environmental compliance and control.

Notwithstanding any of the foregoing, any Material Transactions and any transaction that is out of the ordinary course of Company’s business will be subject to the prior approval of the Board or Officers, as applicable.

Section 4.Compensation and Reimbursement.

(a)Asset-Based Fee.  Company shall pay to Manager quarterly, for each fiscal quarter, in arrears, within 65 days after the end of such fiscal quarter (subject to Section 5(f)(ii)), a fee (the “Asset-Based Fee”) equal to the product of (i) 0.375% (expressed as a decimal) and (ii) the Asset-Based Fee Base as of the Calculation Date at the conclusion of such fiscal quarter.  Manager shall provide to the Board, as promptly as practicable before the due date, Manager’s calculation of each Asset-Based Fee due, together with supporting records and documentation therefor.  Company shall provide Manager access to its books and records to the extent necessary for Manager to comply with the foregoing sentence.

(b)Charge for Services.  In addition to the Transaction Advisory Fee described below, Company shall compensate Manager for the provision of the Services by paying Manager an amount equal to Manager’s Overhead Costs (also referred to herein as the “Management Fee”).  To the extent costs and expenses described under Section II 3 and II 4 of COPAS and any overhead charges described under Section III of COPAS have been allocated to Company or any Subsidiary under COPAS and paid by Company pursuant to the terms of the Contract Operating Agreement,  Manager shall credit such amounts to Company against the Management Fee, but such amounts shall be subject to the Administrative Fee.

(c)Transaction Advisory Fee.  Simultaneously with the closing of each Transaction (including, to the extent not previously included in the fee calculation, any subsequent closing or date on which “carried interest” consideration or deferred or earn-out payments are made),  Company shall pay to Manager a fee (the “Transaction Advisory Fee”) not to exceed 2.00% of the Transaction Value (including with respect to any subsequent closing or date on which “carried interest” consideration or deferred or earn-out payments are made) of such Transaction, each amount to be determined by Manager in its sole discretion.  Manager shall provide to Company, as promptly as practicable before the Board or Officers, as appropriate, considers the applicable Transaction for approval, Manager’s Transaction Advisory Fee(s).

(d)Taxes.  In addition to the other sums payable under this Agreement, Company shall pay, and hold Manager harmless against, all sales, use or other taxes, or other fees or assessments imposed by any Legal Requirement in connection with the provision of the Services, other than income, franchise or margin taxes measured by Manager’s net income or margin and any gross receipts of other privilege taxes imposed on Manager.  Manager and Company shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5(d) shall obligate either Party to cooperate with, or assist, the other Party in any arrangement proposed by the other Party that would, as determined by such Party in such Party’s sole discretion, have a detrimental effect on such Party.

(e)Audit Rights.  At all times during the term of this Agreement, Manager shall maintain books of account, receipts, disbursements, Permits and all other records relating to the Services performed hereunder (the “Records”), and all accounting Records shall be maintained in all material respects in accordance with generally accepted accounting principles.  Company shall have the right, upon 30 days’ prior Notice to Manager, and at reasonable times during usual business hours of Manager or its Affiliates to, no more than twice per year, audit the Records;  provided, however, that such audit does not unreasonably interfere with the operations of Manager or its Affiliates.  Company shall bear all costs and expenses incurred in connection with any audit.  Manager shall, and shall cause its Affiliates to, subject to the provisions of Section 5(h), review and respond in a timely manner to any claims or inquiries made by Company regarding matters revealed by any such audit. Notwithstanding anything herein to the contrary, Manager shall not be obligated to disclose or make available to Company any information prohibited by Legal Requirement or restricted by contractual obligations of confidentiality. This Section 5(e) shall survive termination or expiration of this Agreement for a period of two years from termination or expiration with respect to periods prior to such termination or expiration.

(f)Invoicing and Payment; Issuance of Company Securities.

(i)Manager may invoice Company from time to time, including, without limitation, advance requests for the current month’s estimated costs, fees, and expenses, as determined by Manager in its sole discretion.  Any over or under payments will be reconciled in subsequent invoices with appropriate credits or deductions, as applicable.  Company shall pay invoiced amounts promptly, and in any event within 10 days, after the receipt of each such invoice.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, Manager may elect to retain proceeds that it receives on behalf of Company to the extent it would otherwise invoice Company for such amounts and in such event it shall show any such retained amounts as a credit on such invoice. Failure by Manager to submit an invoice for any amounts due hereunder shall not relieve Company of its payment obligations under this Agreement when due hereunder.

(ii)Manager may elect to receive or elect for its designee to receive (a) the Asset Based Fee for a fiscal quarter and (b) any Transaction Advisory Fee, in each case, that has not been paid, in any series or class of Partnership Interest (including any Common Units (as each such term is defined in the LP Agreement)) selected by Manager with a per interest/unit value based upon, in the case of Common Units, the average closing price per unit on the principal National Securities Exchange (as defined in the LP Agreement) on which the Common Units are listed or traded for the 30 Trading Days (as defined in the LP Agreement) preceding the date the Equity Election Notice is sent, as specified in such Notice, or if not Common Units or otherwise traded on a National Securities Exchange, based on the fair market value thereof, as determined by Manager and the Board (or, in the event of a dispute, by an Independent Appraiser, subject in each such case to Section 5(h)).  To exercise the right specified in this Section 5(f)(ii), Manager shall deliver Notice of its election (the “Equity Election Notice”) to the Board. Any such election must be made before payment of the $1,000,000.00 fee described in Section 5(b), the Asset Based Fee in respect of the relevant fiscal quarter or the Transaction Advisory Fee, as applicable, and will be effective as of the first day of such fiscal quarter.  Manager will be entitled to receive such Partnership Interests no later than 20 Business Days after commencement of the relevant fiscal quarter or receipt by Company of the Equity

Election Notice, whichever is later; provided, however, that the issuance of Partnership Interests to Manager shall not occur prior to the approval of (i) the listing or admission for trading of such Partnership Interests (or the Partnership Interests into which such Partnership Interests are convertible, as the case may be) by the principal National Securities Exchange upon which such Partnership Interests are then listed or admitted for trading, (ii) the issuance of any series or class of Partnership Interests, if any such approval is required pursuant to the rules and regulations of such National Securities Exchange or the LP Agreement, respectively and (iii) the Board, if required by applicable Legal Requirements or the LP Agreement.  If such approvals have not been obtained on or before the 30th calendar day following the Board’s receipt of the Equity Election Notice and such approvals are required for the issuance of such Partnership Interests, then Manager shall have the right to either rescind the election to receive Partnership Interests or elect to receive other Company securities having such terms as the Parties may approve that do not require such approvals, that will provide (i) the same economic value, in the aggregate, as such Partnership Interests specified in the Equity Election Notice would have had at the time of the Board’s receipt of the Equity Election Notice, as determined by the Parties, and (ii) if desired by Manager, and conditioned upon the receipt of any approval from Company’s unitholders to the extent required pursuant to the rules and regulations of the principal National Securities Exchange upon which such Partnership Interests are then listed or admitted for trading, for the subsequent conversion of such Company securities into Common Units within not more than 12 months following the Board’s receipt of the Equity Election Notice upon the satisfaction of one or more conditions that are acceptable to the Parties.  Company agrees not to take any action, including amending the LP Agreement, that would restrict or prohibit Manager or its designee from making an Equity Election Notice hereunder or under Section 7(f) or Company from complying with an Equity Election Notice.

(g)Account Access.    In addition to the foregoing, Manager may pay (i) all costs and expenses incurred in connection with its performance of the Services and (ii) all financial obligations of Company or its Subsidiaries that may be due and owing either out of the Accounts or out of its own funds; provided, however, that Company shall fully reimburse Manager for any and all costs and expenses Manager pays out of its own funds pursuant to Section 5(g).  Company shall ensure that Manager is duly authorized to draw upon all of the Accounts (and shall make all necessary arrangements with its financial institution(s)) for purposes of permitting Manager to pay (or reimburse itself for) any costs, expenses or fees due and owing to Manager hereunder, as determined by Manager.  In the event Manager reasonably anticipates that the funds in the Accounts are not sufficient to pay (or reimburse itself for) any costs, expenses or fees due for any month or other period, then Manager shall request Company to cause sufficient funds to be deposited in the Accounts to cover all such anticipated costs, expenses and fees and shall provide Company with reasonable documentation to support such request.  Company shall cause such funds to be deposited in the Accounts within 15 days of Manager’s request; it being understood that if Company fails to make such deposits, Manager shall not be liable in any manner for any costs, expenses or other liabilities Company, its Subsidiaries or Manager may incur as a result of Company’s failure to timely deposit such funds.  Notwithstanding anything to the contrary contained herein, Manager shall have no obligation to pay any costs and expenses referenced above out of its own funds (and seek reimbursement from Company), it being intended instead that Company, at Manager’s request, will ensure that the funds to pay such costs and expenses are deposited in the Accounts as described above.

(h)Disputed Charges.

(i)THE BOARD MAY, ONLY WITHIN 180 DAYS AFTER PAYMENT, RECEIPT OF AN INVOICE FROM MANAGER OR WITHDRAWAL BY MANAGER FROM THE ACCOUNTS,  AS APPLICABLE, TAKE WRITTEN EXCEPTION TO ANY CHARGE, ON THE GROUND THAT THE SAME WAS NOT AN ACTUAL (OR, IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE TO MANAGER, OR ON ACCOUNT OF ANY ERROR OR INACCURACY ON ANY INVOICE.  WITH RESPECT TO ANY INVOICES, PAYMENTS OR WITHDRAWALS MADE IN ADVANCE OF THE PERFORMANCE OF ANY SERVICES, INCURRENCE OF EXPENSES OR SATISFACTION OF CONDITIONS NECESSARY TO DETERMINE THE AMOUNT OF ANY FEES PAYABLE HEREUNDER, SUCH 180 DAY PERIOD SHALL COMMENCE UPON THE CONCLUSION OF THE MONTH IN WHICH SUCH SERVICES WERE RENDERED, EXPENSES INCURRED OR THE SATISFACTION OF ALL CONDITIONS NECESSARY TO DETERMINE THE AMOUNT OF SUCH FEE(S), AS THE CASE MAY BE.  COMPANY SHALL NEVERTHELESS PAY MANAGER ANY INVOICED OR OTHER AMOUNT IN FULL WHEN DUE OR REQUESTED, OR DEPOSIT SUCH AMOUNTS INTO THE ACCOUNTS WHEN SO REQUESTED FOR WITHDRAWAL BY MANAGER.  SUCH PAYMENT OR DEPOSIT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF COMPANY TO RECOUP OR RECEIVE CREDIT FOR ANY CONTESTED PORTION OF ANY AMOUNT SO PAID.  IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE AN ACTUAL (OR, IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE MANAGER, OR IS OTHERWISE AN ERROR OR INACCURACY, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE CREDITED AGAINST FUTURE AMOUNTS DUE HEREUNDER OR, UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT AFTER ALL SUCH CREDITS HAVE BEEN APPLIED, REFUNDED BY MANAGER TO COMPANY.  COMPANY SHALL HAVE NO RIGHT TO DISPUTE ANY PAYMENT, INVOICE OR WITHDRAWAL AFTER SUCH 180 DAY PERIOD, AND SHALL BE DEEMED TO HAVE WAIVED ANY CLAIMS OR RIGHTS WITH RESPECT TO SUCH AMOUNTS TO THE EXTENT NOT DISPUTED WITHIN SUCH PERIOD.

(ii)If, within 20 days after receipt of any written exception pursuant to Section 5(h)(i), the Board and Manager have been unable to resolve any dispute, either of the Board or Manager may submit the dispute to an Independent

Appraiser (in the case of disagreements with respect to valuation matters, as provided in the definitions of “Asset-Based Fee Base,” “Contract Purchase Price,” “Contract Sales Price,” and “Independent Appraiser,” and in Section 5(f)(ii)) or an independent third party auditing firm (with respect to any other matter) that is mutually agreeable to the Board, on the one hand, and Manager, on the other hand, as applicable.  If an auditing firm is used to resolve the dispute and the Parties are unable to agree on an independent third party auditing firm 15 days after a matter is to have been submitted to an independent third party auditing firm, within seven days after the end of such 15 day period, each Party shall submit the names of three firms that have no prior material relationship with such Party, and each Party shall be entitled to strike one name from the other Party’s list of firms, and the independent third party auditing firm shall be selected by lot from the remaining firms.  The Parties shall cooperate with such Independent Appraiser or auditing firm and shall provide such Independent Appraiser or auditing firm access to such books and records as may be reasonably necessary to permit a determination by such Independent Appraiser or auditing firm.  The resolution by such Independent Appraiser or auditing firm shall be final and binding on the Parties.

(i)Audit Rights of Manager.  Manager shall have the right, upon 30 days’ prior Notice to Company, and at reasonable times during usual business hours of Company or its Affiliates to, no more than twice per year, audit Company’s records to confirm the appropriate amounts due to Manager under this Agreement;  provided, however, that such audit does not unreasonably interfere with the operations of Company or its Affiliates.  Manager shall bear all costs and expenses incurred in connection with any audit.  Company shall, and shall cause its Affiliates to, review and respond in a timely manner to any claims or inquiries made by Manager regarding matters revealed by any such audit.  Notwithstanding anything herein to the contrary, Company shall not be obligated to disclose or make available to Manager any information prohibited by Legal Requirements or restricted by contractual obligations of confidentiality. This Section 5(i) shall survive termination or expiration of this Agreement for a period of two years from the date of termination of expiration with respect to periods prior to such termination or expiration.

Section 5.Representations and Warranties; Covenants.

(a)Company Representations.  Company represents and warrants to Manager, as of the Amendment Date, as follows:

(i)Organization; Requisite Power and Authority.  Company (a) is, together with each Subsidiary, validly existing and in good standing under the laws of the State of Delaware or other applicable jurisdiction of organization or formation, as the case may be, and (b) has all requisite power and authority, and is duly authorized, to enter into this Agreement and to carry out the transactions contemplated hereby.

(ii)Due Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this

Agreement have been duly authorized by all necessary action on the part of Company.

(iii)No Conflict.  The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated by this Agreement do not (a) violate in any material respect any provision of any Legal Requirement applicable to Company or any Subsidiary, or violate its certificate of limited partnership or LP Agreement (or similar organizational documents, as the case may be) or any order, judgment or decree of any court or other Governmental Authority binding on Company or any Subsidiary; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Company Contractual Obligation; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any Subsidiary or result in the acceleration of any indebtedness owed by Company or any Subsidiary; (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any Permit material to Company’s or any Subsidiary’s operations or any of its properties; or (e) require any approval of equityholders or any approval or consent of any Person under any Company Contractual Obligation or the certificate of limited partnership of Company or the LP Agreement (or similar organizational documents, as the case may be) of Company or any Subsidiary, except in the case of each of the foregoing clauses for such approvals or consents which have been obtained or are otherwise contemplated by this Agreement.

(iv)Binding Obligation.  This Agreement has been duly executed and delivered by Company and is the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

(b)Manager Representations.  Manager represents and warrants to Company, as of the Amendment Date, as follows:

(i)Organization; Requisite Power and Authority.  Manager (a) is validly existing and in good standing under the laws of the State of Texas and (b) has all requisite power and authority, and is duly authorized, to enter into this Agreement and to carry out the transactions contemplated hereby.

(ii)Due Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Manager.

(iii)No Conflict.  The execution, delivery and performance by Manager of this Agreement and the consummation of the transactions contemplated by this

Agreement do not (a) violate in any material respect any provision of any Legal Requirement applicable to Manager, or violate its certificate of formation or limited liability company agreement or any order, judgment or decree of any court or other Governmental Authority binding on Manager; (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contract or agreement to which Manager is a party or by which its assets are bound; (c) result in, or require the creation or imposition of, any Lien upon any of the properties or assets of Manager or result in the acceleration of any indebtedness owed by Manager; (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any Permit material to Manager’s operations or any of its properties; or (e) require any approval of equityholders or any approval or consent of any Person under any contract or agreement to which Manager is a party or by which its assets are bound or the certificate of formation or limited liability company agreement of Manager, except for such approvals or consents which have been obtained or otherwise contemplated by this Agreement.

(iv)Binding Obligation.  This Agreement has been duly executed and delivered by Manager and is the legal, valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

(c)Covenants of Manager.  Except for the transactions described in this Agreement (including, without limitation, those described in Section 3(d)), Manager covenants and agrees with Company as follows:

(i)Manager will not commingle its assets with those of Company or its Subsidiaries, except to the extent production funds are received by Manager prior to remitting proceeds to royalty owners, working interest owners, and Company or as otherwise contemplated by this Agreement.

(ii)Manager will not hold title to any assets owned by Company or its Subsidiaries and will cause each of Company and its Subsidiaries to hold its assets in its own name.

(iii)Manager will maintain separate accounts, financial statements, books and records from those of Company or its Subsidiaries.

(iv)Manager shall use commercially reasonable efforts to make Persons available to serve as Officers of General Partner if approved by the Board.

(v)Manager will notify Company of any Change of Control of Manager within 10 Business Days of such Change of Control.

(vi)Manager will comply with applicable Legal Requirements in all material respects in its performance of the Services.

Section 6.Term and Termination.

(a)Term.  This Agreement will take effect and become binding on the Parties as of the Amendment Date.  The respective rights, duties, and obligations of the Parties hereunder shall, unless terminated as provided herein, (i) continue initially until May 8, 2024, (ii) be renewed and shall continue automatically thereafter for an additional 10 year term unless both Manager and Company provides Notice to the other Party of its desire not to renew this Agreement at least 180 days prior to May 8, 2024, and (iii) be renewed and shall continue automatically thereafter for additional one year terms unless either Party provides Notice to the other Party hereto of its desire not to renew this Agreement at least 180 days prior to such anniversary date. Notwithstanding the foregoing, Manager or Company may terminate this Agreement at any time after July 1, 2016 by giving Notice of termination to the other Party at least 180 days prior to the date as of which such termination is to be effective;  provided, further, that Manager may terminate this Agreement at any time on or after termination or expiration of the Transition Agreement, effective no earlier than 180 days after Manager provides Notice to Company of Manager’s desire to so terminate.

(b)Termination by Manager.  This Agreement may be terminated at any time by Manager upon Company’s material breach of this Agreement, if (i) such breach is not remedied within 60 days (or 30 days in the event of a failure to make any payment hereunder, which shall be deemed a material breach hereunder) after Company’s receipt of Notice thereof, or such longer period (except for a material breach arising out of a failure to make payment hereunder) as is reasonably required to cure such breach; provided, however, that Company commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (ii) such breach is continuing at the time Notice of termination is delivered to Company.

(c)Termination by Company.  This Agreement may be terminated at any time by Company, subject to approval of the Board, only upon (i) Manager’s material breach of this Agreement, if (A) such breach is not remedied within 60 days after Manager’s receipt of Notice thereof, or such longer period as is reasonably required to cure such breach; provided, however, that Manager commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (B) such breach is continuing at the time Notice of termination is delivered to Manager, (ii) a Change of Control of Manager, if (A) Company provides Notice of its desire to terminate this Agreement within five Business Days after receiving Notice of such Change in Control, and (B) Company pays the estimated termination payments required to be paid by Company pursuant to Section 7(f) at the time it delivers its termination Notice (as estimated by Manager in its reasonable discretion) and Company and/or Manager, as the case may be, shall make any additional payments (in the case of Company) or shall make any refunds (in the case of Manager) of termination payments due under Section 7(f) within 30 days of termination.

(d)Return of Records.  Upon the termination or expiration of this Agreement, subject to the License Agreement and the Transition Agreement, Manager shall deliver to Company as promptly as reasonably possible, all records, reports, books, data and other material(s) related to Company or any of its Subsidiaries, the Properties or the performance of the Services to the extent such materials constitute Confidential Information of Company or Subsidiary books and records maintained by Manager on behalf of such Persons and, in each case, that do not constitute Manager Confidential Information, Operator Confidential Information (as defined in the Contract Operating Agreement), or Data or Derivatives (as defined in the License Agreement) and are in the possession of Manager and its Affiliates.

(e)Transition Services.  If this Agreement is terminated other than pursuant to Section 7(b),  Manager shall, until the effective date of termination, continue to provide the Services (and shall be compensated therefor as provided herein) in accordance with this Agreement and upon request from the Board or Officers, as appropriate, will reasonably cooperate with Company in the transition of such Services to a new manager appointed by Company by using commercially reasonable efforts to facilitate the transfer of operations and the management of Properties to the successor manager.

(f)Termination Payment.

(i)In the event this Agreement is terminated or expires for any reason other than under the second sentence of Section 7(a) or by Company under Section 7(c), then, within 30 days of termination or expiration of this Agreement, Company shall pay to Manager, in addition to the amount described in Section 7(f)(ii), an amount equal to $5,000,000.00 plus the product of (x) 5.00% and (y) the aggregate Transaction Value of all Asset Acquisitions that have been consummated on or before the date on which termination or expiration became effective.

(ii)Notwithstanding anything herein to the contrary, in the event of expiration or termination of this Agreement for any reason, each Party shall pay to the other Party any accrued but unpaid obligations of such Party as of the date of termination or expiration, in addition to any severance costs incurred by Manager and its Affiliates prior to or after termination or expiration, as provided in the definition of Overhead Costs.

(iii)Further, if this Agreement is terminated by Company under Section 7(a) after July 1, 2016 on 180 days' Notice, as specified therein, in addition to the payment under Section 7(f)(i) and the payment of any severance costs incurred prior to or after such termination, as provided in the definition of Overhead Costs and Section 7(f)(ii), Company shall also be required to pay all other fixed and variable, direct and indirect costs and expenses incurred by Manager, prior to or after termination, as estimated by Manager, that result or will result from such termination of this Agreement, upon the later to occur of (A) the payments contemplated above and (B) 10 Business Days after Manager furnishes to Company an invoice therefor supported by reasonable documentation thereof.

(iv)Within 10 Business Days of termination or expiration of this Agreement, Manager may elect to receive the payment due under this Section 7(f) in Partnership Interests, effective as of the date of termination or expiration, by no later than the 30th day following termination or expiration (or in the case of expenses effective 10 Business Days after Company’s receipt of the invoice therefor accompanied by reasonable supporting documentation therefor), in accordance with and subject to the provisions set forth in Section 5(f)(ii), by providing Company with an Equity Election Notice within the initial 10 Business Day period following termination or expiration of this Agreement.

Section 7.Limitation of Liability; Indemnification.

(a)Limitation of Manager Party Liability.  Notwithstanding Manager’s agreement to perform, or cause to be performed, the Services in accordance with the provisions hereof, Company acknowledges, on its own behalf and on behalf of its Subsidiaries, that performance by Manager or any other Person of Services pursuant to this Agreement will not subject Manager, its Affiliates or their respective equity holders, directors, officers, members, agents or employees (each, a “Manager Party”) to any Losses whatsoever (including, without limitation, any Losses arising under a JOA due to the breach or default by a third party under such JOA), except as directly caused by the gross negligence, willful misconduct or fraudulent conduct on the part of such Manager Party; provided, however, that Manager’s and each other Manager Party’s aggregate liability, collectively, as a result of such gross negligence, willful misconduct or fraudulent conduct within any 12 month period under this Agreement and any Related Contracts entered into as of the Effective Date will be limited to an amount not to exceed the aggregate Management Fee, Transaction Advisory Fee and Asset-Based Fee paid by Company to Manager during the preceding 12 months; provided, however, that if any of such Losses are covered by any insurance policy of Company, the aggregate liability of such Manager Party with respect to such Losses shall be reduced by the amount recovered by Company under such policy in respect of such Losses.

(b)Company Indemnification.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, COMPANY, ON ITS OWN BEHALF AND ON BEHALF OF ITS SUBSIDIARIES, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS EACH MANAGER PARTY FROM ANY AND ALL LOSSES ARISING FROM, IN CONNECTION WITH, OR RELATING TO (I) THE PROVISION OR USE OF ANY SERVICE OR PRODUCT PROVIDED HEREUNDER, TO THE EXTENT NOT DIRECTLY CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT CONDUCT OF SUCH MANAGER PARTY AND (II) ANY MATERIAL BREACH, VIOLATION OR INACCURACY OF ANY COVENANT, REPRESENTATION OR WARRANTY OF COMPANY OR ITS AFFILIATES HEREUNDER.

(c)Company Special Indemnification.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, COMPANY SHALL REIMBURSE EACH MANAGER PARTY WITHIN 10 DAYS OF RECEIPT FOR ANY REASONABLE, DOCUMENTED, OUT-OF-POCKET LEGAL OR PROFESSIONAL FEES AND EXPENSES (PROVIDED THAT THE MANAGER PARTIES SHALL NOT BE REQUIRED TO PROVIDE COPIES OF ANY DETAILED TIME ENTRIES OR INFORMATION THAT MAY BE ATTORNEY-CLIENT PRIVILEGED) INCURRED IN THE EVALUATION, DEFENSE OR SETTLEMENT OF ANY AND ALL CLAIMS OF THIRD PARTIES THAT HOLD OR OWN ANY SECURITIES OF COMPANY AS OF THE EFFECTIVE DATE IN ANY WAY ARISING FROM, OUT OF OR IN CONNECTION WITH, OR OTHERWISE RELATING TO, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT  (INCLUDING

WITHOUT LIMITATION THE ISSUANCE OF THE INCENTIVE DISTRIBUTION RIGHTS (AS DEFINED IN THE LP AGREEMENT) TO MANAGER ON THE AMENDMENT DATE), THE CONTRACT OPERATING AGREEMENT, THE TRANSITION AGREEMENT, THE LICENSE AGREEMENT, AND ANY OTHER RELATED CONTRACTS EXECUTED AND DELIVERED ON THE EFFECTIVE DATE EXCEPT AS MAY BE AGREED IN WRITING BY THE PARTIES OR TO THE EXTENT SPECIFICALLY COMMUNICATED TO COMPANY IN WRITING BY MANAGER.

(d)Manager Indemnification.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE PROVISIONS OF SECTION 8(a) and SECTION 8(c), MANAGER HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS COMPANY AND ITS SUBSIDIARIES AND AFFILIATES AND EACH OF THEIR RESPECTIVE EQUITY HOLDERS, MANAGERS, OFFICERS, UNITHOLDERS, AGENTS AND EMPLOYEES FROM ANY AND ALL LOSSES TO THE EXTENT ARISING FROM, IN CONNECTION WITH, OR RELATING TO A MANAGER PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT CONDUCT IN MANAGER’S PERFORMANCE OF THE SERVICES.

(e)Negligence; Strict Liability.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8(b),  SECTION 8(c) AND Section 8(f)(f)(iv), THE INDEMNITY OBLIGATION IN SECTION 8(b), SECTION 8(c) AND Section 8(f)(f)(iv) SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING, WITHOUT LIMITATION, SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PERSON OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT SOLELY WITH RESPECT TO SECTION 8(b), THIS PROVISION SHALL NOT APPLY TO THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT CONDUCT OF ANY INDEMNIFIED PERSON OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH INDEMNITY OBLIGATION EXPRESSLY RELATING TO GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT CONDUCT.  BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

(f)Exclusion of Damages; Disclaimers.

(i)NO PARTY SHALL BE LIABLE TO ANY OTHER PERSON UNDER THIS AGREEMENT OR FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 8(f)(i) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 8(b) OR Section 8(f)(iv) FOR ANY DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO

PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 8(b) OR Section 8(f)(iv), AS THE CASE MAY BE.

(ii)OTHER THAN AS SET FORTH IN SECTION 4(a) HEREOF, MANAGER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR COMPANY OR ITS SUBSIDIARIES, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER MANAGER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

(iii)MANAGER MAKES NO EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, SUITABILITY OR MERCHANTABILITY REGARDING ANY EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES ACQUIRED FROM VENDORS, SUPPLIERS OR SUBCONTRACTORS.  COMPANY’S AND ITS SUBSIDIARIES’ EXCLUSIVE REMEDIES WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM VENDORS, SUPPLIERS AND SUBCONTRACTORS SHALL BE THOSE UNDER THE VENDOR, SUPPLIER AND SUBCONTRACTOR WARRANTIES, IF ANY, AND MANAGER’S ONLY OBLIGATION, ARISING OUT OF OR IN CONNECTION WITH ANY SUCH WARRANTY OR BREACH THEREOF, SHALL BE TO USE DILIGENT EFFORTS TO ENFORCE SUCH WARRANTIES ON BEHALF OF COMPANY, AND COMPANY (AND ITS SUBSIDIARIES) SHALL HAVE NO OTHER REMEDIES AGAINST MANAGER WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM ITS VENDORS, SUPPLIERS AND SUBCONTRACTORS.

(iv)COMPANY, ON ITS OWN BEHALF AND ON BEHALF OF EACH SUBSIDIARY, ACKNOWLEDGES AND AGREES THAT MANAGER AND/OR SOG MAY UTILIZE COMPANY OR SUBSIDIARY EMPLOYEES FOR THE PROVISION OF, OR ASSISTING IN PROVIDING, THE SERVICES HEREUNDER.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY MANAGER PARTY HAVE ANY LIABILITY OR BE RESPONSIBLE FOR ANY LOSSES ARISING FROM THE ACTS OR OMISSIONS OF COMPANY OR SUBSIDIARY EMPLOYEES, REGARDLESS OF THE NEGLIGENCE,

GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT CONDUCT OF ANY MANAGER PARTY, AND COMPANY SHALL INDEMNIFY, DEFEND AND HOLD EACH MANAGER PARTY HARMLESS FROM ANY LOSSES RESULTING OR ARISING FROM ANY SUCH ACTS OR OMISSIONS.  COMPANY, ON ITS OWN BEHALF AND ON BEHALF OF EACH SUBSIDIARY, FURTHER ACKNOWLEDGES THAT MANAGER SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR FAILURE TO PROVIDE SERVICES TO THE EXTENT COMPANY OR SUBSIDIARY EMPLOYEES ARE UTILIZED OR FOR ENSURING ANY LEVEL OF SERVICE OR QUALITY FROM ANY COMPANY OR SUBSIDIARY EMPLOYEE, IT BEING UNDERSTOOD COMPANY OR SUCH SUBSIDIARY SHALL REMAIN RESPONSIBLE FOR ITS EMPLOYEES AND THE QUALITY AND LEVEL OF SERVICE PROVIDED BY SUCH EMPLOYEES.

(g)Claims; Defense and Settlement.

(i)Whenever any claim arises for indemnification hereunder, the indemnified Person shall promptly Notify the indemnifying Party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, except as otherwise expressly provided in this Section 8, such Notice shall specify, if known, the amount or an estimate of the amount of the Losses asserted by such third party.

(ii)In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a Party, the indemnifying Party, may, upon Notice to the indemnified Person, assume the defense of any such claim or legal proceeding.  Except with the written consent of the indemnified Person, the indemnifying Party shall not consent to the entry of any judgment or settlement arising from any such claim or legal proceedings which, in each case, provides for any non-monetary relief or does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified Person of a release from all Losses in respect thereof, unless in the latter case the indemnifying Party has actually paid to the indemnified Person the full amount of such judgment or settlement.  Any indemnified Person shall be entitled to participate in (but not control) the defense of any such claim or litigation resulting therefrom.  If the indemnifying Party does not elect to control the litigation as provided above, the indemnified Person may defend against such claim or litigation in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving Notice of the same to the indemnifying Party, on such terms as such indemnified Person may deem appropriate, and the indemnifying Party shall promptly reimburse the indemnified Person (subject to Section 8(a) and Section 8(c)) from time to time as such Losses are incurred.  All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification Losses.

(iii)Except as provided above, all claims for Losses brought by third parties against Company or any Subsidiary (x) arising out of or in any way relating to the provision of Services hereunder and (y) not discharged by insurance required hereunder, shall only be settled or, with Manager’s concurrence, defended by Manager, at Company’s expense;  provided, however, that, notwithstanding anything in this Agreement to the contrary, without limiting Company’s indemnification obligations hereunder, Manager shall (as between Company and Manager) be entitled to assume and control Manager’s and any Manager Party’s defense and settlement of proceedings involving any claim of a third party asserted by such Person in its capacity as a security holder, or an affiliate of a security holder, of Company based upon, in connection with or arising from the transactions contemplated by this Agreement in any proceeding in which any Manager Party is a named party, and Manager and any Manager Party may each retain separate counsel for such purposes, the costs and expenses of which would be subject to the reimbursement provisions of Section 8(c).

(h)The remedies of each Party set forth herein are in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.Insurance.

(a)  Subject to Section 3(j), Company shall obtain and maintain from insurers who are reliable and acceptable to Manager and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager or other Service provider, insurance coverages in the types and minimum limits as Manager determines to be appropriate and as is consistent with standard industry practice; provided, however that decisions with respect to directors and officers liability insurance policies shall be at the sole discretion of the Board.  Company agrees upon Manager’s reasonable request from time to time or at any time to provide Manager with certificates of insurance and copies of such policies evidencing such insurance coverage.  Except with respect to workers’ compensation coverage, the policies shall name Manager and SOG as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Manager or SOG.  Company shall use commercially reasonable efforts to ensure that the policies shall provide that they will not be cancelled or reduced without giving Manager and SOG at least 30 days’ prior Notice of such cancellation or reduction.

(b)Manager shall obtain and maintain from insurers who are reliable and acceptable to Manager and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager or other Service provider, insurance coverages in the types and minimum limits as Manager determines to be appropriate and as is consistent with standard industry practice.  Manager agrees upon Company’s reasonable request from time to time or at any time to provide Company with certificates of insurance and copies of such policies evidencing such insurance coverage.  Except with respect to workers’ compensation coverage, the policies shall name Company as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Company.  Manager shall use commercially reasonable efforts to ensure that the policies shall provide that they will not be cancelled or reduced without giving Company at least 30 days’ prior Notice of such cancellation or reduction.

Section 9.Competition and Corporate Opportunities.  Each Party and its Affiliates are and shall be free to engage in any business activity whatsoever, including, without limitation, those that may be in direct competition with the other Party and its Affiliates.  The Parties further understand and agree that Manager and its Affiliates (including SOG) provide or may provide services similar to the Services provided hereunder to certain of its present and former Affiliates (including Sanchez Energy Corporation). To the extent of any conflict of interest between the Parties or their Affiliates or in the event of any other corporate or business opportunity (including, without limitation, a corporate or business opportunity that might otherwise constitute, an Asset Acquisition opportunity), the Parties agree that a Party and its Affiliates may resolve any such conflict in a manner and on terms that it deems appropriate, in its sole discretion and without any further liability to the other Party or any other Person.  Each Party, on its own behalf and on behalf of its Subsidiaries, hereby waives any interest with respect to any such matter to the same extent as if such matter had been presented to and rejected by such Party and such Party’s Subsidiaries and such Party and such Party’s Subsidiaries had then consented to the other Party or any of such other Party’s Affiliates acting as it determines in its sole discretion and whether on behalf of itself or any of its present or former Affiliates.

Section 10.Confidentiality.

(a)Company Confidential Information.  Manager shall maintain the confidentiality of all Confidential Information; provided, however, that Manager may disclose such Confidential Information (i) to its Affiliates to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services (provided, however, that such Affiliate has entered into a confidentiality agreement containing terms no less favorable than set forth in this Section 11 or such Affiliate is informed of the confidentiality and non-use provisions of this Agreement and agrees to comply with such provisions); (ii) to the extent necessary for Manager or its Affiliates to provide services for third parties that have interests in the Properties; (iii) in any judicial or alternative dispute resolution proceeding to resolve disputes between Manager or its Affiliates and Company or its Affiliates arising hereunder; (iv) to the extent disclosure is legally required under applicable Legal Requirements (provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, Manager shall promptly Notify the Board thereof and, if requested by the Board, at Company’s sole cost and expense, seek a protective order or other relief to prevent or reduce the scope of such disclosure); (v) to Manager’s or its Affiliates’ existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom Manager  or its Affiliates may enter into contractual relationships, to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services or to obtain the financing or to pursue such other transaction or contractual arrangement for which such disclosure is necessary or desirable, as applicable (provided, however, that such third party has entered into a confidentiality agreement for the benefit of Company containing terms no less favorable than set forth in this Section 11); (vi) if authorized by the Board or Officers, as appropriate, in writing; and (vii) to the extent such Confidential Information was already known to Manager or its Affiliates (through a source other than Company or its representatives or Affiliates) or becomes publicly available (other than through a breach by Manager of its obligations arising under this Section 11(a)) or is independently made known to Manager or its Affiliates (by a source not known by Manager or such Affiliate, as the case may be, to be in breach of a confidentiality obligation with respect to such disclosure).  Manager acknowledges and agrees that (x) the Confidential Information is being furnished to it for the sole and exclusive purpose of enabling it to perform the Services and (y) the Confidential Information may not be used by it for any other purposes, unless disclosure is permitted by clauses (i), (ii), (iii), (iv), (v) and (vi) above, and in such event may be used solely to the extent contemplated by such clauses, or by clause (vii).

(b)Manager Confidential Information.  Company shall maintain the confidentiality of all Manager Confidential Information;  provided, however, that Company may disclose Manager Confidential Information (i) to third party advisors of Company to the extent deemed by Company to be reasonably necessary or desirable to enable it to evaluate or consummate an Asset Acquisition in the case of Acquisition Information (provided, however,  that such third party has entered into a confidentiality agreement containing terms no less favorable than set forth in this Section 11 or such third party is informed of the confidentiality and non-use provisions of this Agreement and agrees to comply with such provisions); (ii) in order to permit Manager to perform the Services, as determined in advance by Manager in writing (provided, however, that if Manager does not consent to such disclosure and as a result thereof, Manager is not able to perform the Services, Company shall not be in breach of this Agreement as a result thereof);  (iii) in any judicial or alternative dispute resolution proceeding to resolve disputes between Company or its Affiliates and Manager or its Affiliates arising hereunder; (iv) to the extent disclosure is legally required under applicable Legal Requirements (provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, Company shall promptly Notify Manager thereof and, if requested by Manager,  at Manager’s sole cost and expense, seek a protective order or other relief to prevent or reduce the scope of such disclosure); (v) to Company’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom Company may enter into contractual relationships in the case of Acquisition Information, to the extent deemed by Company to be reasonably necessary or desirable to enable it to evaluate or cause the consummation of the related Asset Acquisition  (provided, however, that such third party has entered into a confidentiality agreement for the benefit of Manager containing terms no less favorable than set forth in this Section 11); (vi) if authorized by Manager in writing; and (vii) to the extent such Manager Confidential Information was already known to Company (through a source other than Manager or its representatives or Affiliates) or becomes publicly available (other than through a breach by Company of its obligations arising under this Section 11(b)) or is independently made known to Company or its Affiliates (by a source not known by Company or such Affiliate, as the case may be, to be in breach of a confidentiality obligation with respect to such disclosure).  Company acknowledges and agrees that (x) the Manager Confidential Information is being furnished to it for the sole and exclusive purpose of enabling it to perform the Services and (y) the Manager Confidential Information may not be used by it for any other purposes, unless disclosure is permitted by clauses (i), (ii), (iii), (iv), (v) and (vi) above, and in such event may be used solely to the extent contemplated by such clause, or by clause (vii).

(c)Remedies and Enforcement.  Manager and Company each acknowledge and agree that a breach by it of its obligations under this Section 11 would cause irreparable harm to the other Party and that monetary damages would not be adequate to compensate the other Party.  Accordingly, Manager and Company agree that the other Party shall be entitled to immediate equitable relief, including, without limitation, a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation of this Section 11, without the necessity of posting bond or other security.  Manager’s and Company’s right to equitable relief shall be in addition to other rights and remedies available to Manager or Company, for monetary damages or otherwise.

(d)Business Conduct.  Nothing in this Section 11 shall prohibit Manager or any of its Affiliates or other Persons to whom it provides similar services from conducting business in the areas where the Properties are located or otherwise competing with Company or its Subsidiaries.

Section 11.Obligations Hereunder Not Affected; Waivers.  No action which a Party may take or omit to take in connection with this Agreement, no course of dealing by a Party, its Affiliates or any other Person with the other Party, its Affiliates or any other Person, and no change of circumstances shall release or diminish a Party’s obligations, liabilities, agreements or duties hereunder, affect this Agreement in any way, or afford a Party or its Subsidiaries any recourse or setoff against the other Party, regardless of whether any such action or inaction may be detrimental in any way to such other Party, its Affiliates or any of the Properties.

Section 12.Notices.  Any notice, request, consent, payment, demand (other than an invoice delivered pursuant to Section 5(f)) or other communication (a “Notice” and including the corollary “Notify”) which may be given hereunder shall be ineffective unless in writing and either delivered by electronic mail or facsimile or registered or certified mail with return receipt requested to the addresses set out below or delivered by hand with written acknowledgment of receipt.  The addresses for any Notice are as follows:

If to Company or the Board:

Sanchez Production Partners LP
1000 Main Street, Suite 3000
Houston, TX 77002

Telephone:	832-308-3676
Facsimile:	832-308-3720
Email:	chairman@sanchezpp.com
Attn:	Chairman of the Board

With a copy (which shall not constitute Notice) to each of:

Sanchez Production Partners LP
1000 Main Street, Suite 3000
Houston, TX 77002

Sanchez Production Partners LP 1000 Main Street, Suite 3000 Houston, TX 77002
Telephone:	832-308-3676
Facsimile:	832-308-3720
Email:	cward@sanchezpp.com
Attn:	Chuck Ward

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002

Sanchez Production Partners LP 1000 Main Street, Suite 3000 Houston, TX 77002
Telephone:	713-220-4360
Facsimile:	713-238-7130

Email:	moleary@andrewskurth.com
Attn:	G. M. O’Leary

If to Manager:

1000 Main Street, Suite 3000
Houston, TX 77002

Sanchez Production Partners LP 1000 Main Street, Suite 3000 Houston, TX 77002
Telephone:	(713) 783-8000
Facsimile:	(713) 783-0915
Email:	tony@sanchezog.com
Attn:	Antonio R. Sanchez III

With a copy (which shall not constitute Notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002

Sanchez Production Partners LP 1000 Main Street, Suite 3000 Houston, TX 77002
Telephone:	713-220-5881
Facsimile:	713-236-0822
Email:	delder@akingump.com
Attn:	David Elder

Any such address may be changed at any time by giving the other Party Notice of the new address in the manner set forth above.  Each Notice hereunder shall be treated as being effective or having been given (i) when delivered if delivered personally, (ii) when sent, if sent by electronic mail or facsimile on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by electronic mail or facsimile), (iii) on the next Business Day after dispatch, if sent by a nationally recognized overnight courier guaranteeing next Business Day delivery, or (iv) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

Section 13.Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that (a) Company may not assign its rights hereunder without the written consent of Manager, and (b) Manager may not assign its rights and obligations hereunder without the written consent of the Board, such consent not to be unreasonably withheld, except that Manager may assign any such rights and obligations to any of its Affiliates; provided, further, that nothing herein shall be deemed to prohibit Manager from subcontracting its obligations hereunder to third parties or delegating the performance of any Services hereunder to Affiliates or third parties (including, without limitation, SOG).

Section 14.Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by both of the Parties, and shall not be construed against either Party on the basis of that Party’s role in drafting this Agreement.

Section 15.Further Assurances.  In connection with this Agreement, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement.

Section 16.No Third-Party Beneficiaries; Subsidiary Obligations.  Nothing in this Agreement shall provide any benefit to any third party (including, for the avoidance of doubt, any Subsidiary of Company) or entitle any third party to any claim, cause of action, remedy or right of any kind (except for Affiliates of Manager under Section 4(f), each Manager Party under Section 8, other indemnitees under Section 8,  and SOG), it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.  To the extent applicable, Company shall cause its Subsidiaries to comply with each such Subsidiary’s respective obligations, covenants and agreements hereunder.

Section 17.Amendment.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all Parties and no waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall be effective unless it is in writing and signed by the other Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 18.Unenforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 19.Survival of Agreements.  Company’s and Manager’s various representations, warranties, covenants, agreements and duties in and under this Agreement shall survive the execution and delivery of this Agreement and terminate upon termination or expiration of this Agreement, except for liability for breaches, violations or inaccuracies of any representations, warranties or covenants hereunder prior to termination or expiration, covenants, which by their nature are intended to survive termination or expiration, and for Section 5 (with respect to any accrued but unpaid obligations as of the date of termination or expiration (and including, without limitation, any severance costs incurred prior to or after termination or expiration, as provided in the definition of Overhead Costs)), Section 7(d),  Section 7(e),  Section 7(f),  Section 8,  Section 10,  Section 11,  Section 12,  Section 13,  Section 15,  Section 17,  Section 20,  Section 21,  Section 22,  Section 23,  Section 25,  Section 27 Section 29 and Section 30, which shall survive termination or expiration of this Agreement.

Section 20.Governing Law; Submission to Process.

(a)This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Texas, without regard to principles of conflicts of laws.

(b)Each of Manager and Company (i) submits itself to the exclusive jurisdiction of the state and federal courts sitting in Harris County, Texas, (ii) agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement by any means allowed under Texas or federal law, and (iii) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 21.Waiver of Jury Trial.  Each of Manager and Company hereby knowingly, voluntarily, intentionally, and irrevocably:

(a)waives, to the maximum extent not prohibited by the Legal Requirements, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith;

(b)certifies that no party nor any representative or agent or counsel for any party has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers; and

(c)acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the mutual waivers and certifications contained in this section.

Section 22.Entire Agreement.  This Agreement, including the exhibits hereto, and the Related Contracts to which the Parties are a party as of the Amendment Date set forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and any prior agreements, understandings, negotiations and discussions, written or oral, relating thereto are hereby superseded, except as otherwise provided in Section 30.

Section 23.Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, neither Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Legal Requirements.

Section 24.No Recourse Against Officers, Directors, Managers or Employees.  For the avoidance of doubt and notwithstanding anything herein to the contrary, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of either Party or any of its Affiliates.

Section 25.Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if both of the signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

Section 26.Conspicuousness of Provisions.  The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in capital letters or “bold” satisfy the requirement of the “express negligence rule” and any Legal Requirement or equitable doctrine that provisions contained in a contract be conspicuously marked or highlighted.

Section 27.Force Majeure.  If Manager is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, the obligations of Manager shall be suspended during, but no longer than, the continuance of the Force Majeure.  Manager shall use reasonable diligence to remove the Force Majeure as reasonably promptly as practicable.  The requirement that any Force Majeure shall be remedied as reasonably promptly as practicable shall not require the settlement of strikes, lockouts, other labor difficulty or a lawsuit by the affected Party, contrary to its wishes; how all such and other difficulties shall be handled shall be entirely within the discretion of the affected Party and shall not require more than commercially reasonable efforts on the part of Manager.  The term “Force Majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or personnel (including, without limitation, Company or Subsidiary personnel),  acts or omissions of employees of Company and its Subsidiaries, breaches, violations or inaccuracies of Company under the Transition Agreement, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension; such term shall likewise include the inability of Manager to acquire, or delays on the part of Manager in acquiring at reasonable cost and by the exercise of reasonable diligence, servitudes, rights-of-way grants, permits, permissions, licenses, materials, personnel or supplies which are required to enable Manager to fulfill its obligations hereunder.

Section 28.Survival Following Merger, Business Combination, etc.; Unit Splits.

(a)Survival of Agreement.  This Agreement shall survive any merger, business combination or other similar transaction and be binding on Company or its successor, as applicable.  To the extent any successor in such transaction would not be bound by this Agreement by operation of law, as a condition precedent to such transaction, such successor entity shall be required to execute and deliver an instrument, in a form acceptable to Manager, agreeing to be bound by this Agreement to the same extent as Company.

(b)Unit Splits, Etc.  All unit numbers and amounts derived from unit numbers in this Agreement are to be appropriately adjusted for any unit dividend, unit split, unit combination or other similar transaction, including as a result of any transaction referred to in Section 29(a).  In the event Company merges, combines with or otherwise converts to another entity by operation of law, merger, or otherwise, as a result of which units are exchanged for or converted into securities of such entity, the provisions hereof shall survive and apply to such securities, and references herein to any type or class of units shall be deemed to include such securities.

Section 29.Original Agreement.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that (i) any accrued liabilities and obligations of the Parties under the Original Agreement shall survive the amendment and restatement of the Original Agreement and (ii) the provisions of Section 13 under the Original Agreement (and any related provisions, such as defined terms used therein, provisions referencing such section or the released or releasing parties therein, and provisions to which such parties expressly agreed to be bound by) under the Original Agreement shall remain in full force and effect and shall survive the amendment and restatement of the Original Agreement.  The Company further agrees that it shall be responsible and liable for all liabilities and obligations of Sanchez Production Partners LLC (f/k/a Constellation Energy Partners LLC) arising under the Original Agreement.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MANAGER:	SP HOLDINGS, LLC

	By:	/s/ Antonio R. Sanchez, III
	Name:	Antonio R. Sanchez, III
	Title:	President

COMPANY:	SANCHEZ PRODUCTION PARTNERS LP By: Sanchez Production Partners GP LLC, its general partner

	By:	/s/ Charles C. Ward
	Name:	Charles C. Ward
	Title:	Chief Financial Officer, Treasurer & Secretary

Signature Page to Amended and Restated Shared Services Agreement